Exhibit 5.1





                                   June 27, 1996


Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83706-9632

     Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 28, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your Common Stock under the 1994 Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Very truly yours,



                                   WILSON, SONSINI, GOODRICH & ROSATI
                                   Professional Corporation